Exhibit 99.2

Gaming Partners International Corporation Goldman Sachs & Deutsche Bank Securities Gaming Investment Forum November 14, 2006

GPIC We Make The Money The World Plays With . . .Gaming chips of several technologies represent more than 70% of GPI total sales, other products for casino games represent 30% Approximately 1/3 of GPI chips are sold in the U.S. and 2/3 to casinos in more than 70 other countries including Macau and others in Asia Pacific and Europe. Sales of RFID chips that began 10 years ago, still in infancy until 2004, started growing in 2005 and will have almost quadrupled in 2006. They are expected to keep growing at an accelerated pace in future years thanks to GPI’s exclusive position in the U.S. and dominance in the rest of the world By the end of 2006, 4 years after its creation, GPI’s total sales will have more than doubled, net income will have increased 5-fold and earnings per share will have gone from $0.16 to $0.76 Formed through the September 2002 merger of 3 companies specialized in gaming chips, GPIC makes chips and other casino supplies sold directly to licensed casinos worldwide under the B&G, Bud Jones and Paulson brands

With 22 Million Units Generating $38 Million in Sales, Gaming Chips Represent More than 2/3 of GPIC 2005 Sales GPIC – total 2005 sales of $58.1 million B&G Chips10%Paulson Chips20%Cards7%Dice5%Wheels & Other1%Tables & Accessories12%Layouts9%B&G Jetons & Plaques33%Bud Jones Chips3%

GPI Gaming Chips are completely customized and sold directly to licensed casinos all over the world, particularly in Macau Gaming chips are the same as banknotes with much higher denominations Counterfeiting is a known threat, making advanced security features absolutely necessary. GPI gaming chips are designed to allow the three usual levels of counterfeit screening GPI works directly with its clients to design their currency, which can represent more than $1 billion at face value for very large casinos In 2005 GPI chip sales amounted to $38 M, 1/3 in the U.S. and 2/3 in more than 70 other countries. In 2006 GPI chip sales should exceed $50 M GPI started doing business in Macau in the late sixties, sold more than $10 M in the early 90s and has a deep understanding of the local market GPI sales of chips to Macau casinos amounted to $2 M in 2003, $8 M in 2004, $16 M in 2005 and already to $28 M in the first 9 months of 2006 GPI sales of chips are likely to keep growing as new casinos and casino expansions are planned to continue in Macau and other countries in the Far East like Singapore

Sales of GPI RFID chips have begun exploding outside the U.S. and should accelerate in the U.S. where GPI holds a particularly strong position RFID systems for casino table management requires chips, readers and software GPI started embedding RFID in B&G plaques in early 90s In 1995 GPI, PGIC (Mikohn) formed a partnership to develop low frequency RFID systems and also since 2004 high frequency systems All GPI chips now come with LF or HF RFID GPI began selling RFID chips in 1996 following the Euro introduction. RFID sales totaled $4 M in 2002 RFID chip sales were $1 M in 2003 $1 M in 2004 $4.5 M in 2005 (low frequency). $16 M anticipated for FY 2006 USA 2005: $1.5 M (Wynn Las Vegas; L’Auberge du Lac, LA); 2006: estimate $1 M Sales of GPI RFID chips in the U.S. are expected to accelerate in 2007 thanks to the cooperation between GPI and PGIC and IGT and Shuffle Master GPI position in the U.S.: Exclusive license on two patents now owned by IGT to make and sell RFID chips in the U.S. (any frequency) and exclusive right to purchase PGIC high frequency microchip for the U.S.

 Four years after its creation, GPI sales will have more than doubled, net income will have increased 5-fold, and net income per share from $0.16 to $0.76 7,595,000 7,608,000 7,829,000 7,943,000 Weighted Average Shares Outstanding$ 0.16 $ 0.34 $ 0.55 $ 0.76 Basic Net Income per Share$ 1,233 $ 2,614 $ 4,328 $ 6,051 Net Income(101)(1,152)(1,756)(3,975)Income Tax Expense1,334 3,766 6,084 10,026 Income before Income Taxes(408)(310)245 121 Other Income and (Expense), net1,742 4,076 5,839 9,905 Income from Operations8,720 9,233 12,528 12,915 General and Administrative3,322 4,027 4,614 4,706 Sales Marketing Expense13,784 17,336 22,981 27,526 Gross Margin22,387 27,249 34,140 47,341 Cost of Sales$ 36,171 $ 44,585 $ 57,121 $ 74,867 Sales12 Months 12 Months 12 Months 12 Mo Forecast GPIC2003200420052006September 30, 2006  (Dollars in thousands, except per share amounts)